Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Chase Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$1,230,909,061.54	(1)	0.00011020	$135,646.18	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,230,909,061.54
Total Fees Due for Filing				$135,646.18
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$135,646.18

(1)
Aggregate number of securities to which transaction applies: As of August 16, 2023, the maximum number of securities to which this transaction applies is estimated to be 9,777,064, which consists of: (a) 9,508,483 shares of common stock, par value $0.10 per share, of Chase Corporation (“Chase Common Stock”) issued and outstanding, (b) 65,695 shares of Chase Common Stock subject to time-based vesting restricted stock awards, (c) 181,726 shares of Chase Common Stock issuable upon the exercise of options to purchase shares of Chase Common Stock outstanding and (d) 21,160 shares of Chase Common Stock relating to outstanding performance-based vesting restricted stock awards, assuming achievement of maximum level of performance.

(2)
Per unit price or other underlying value of transaction computed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purpose of calculating the filing fee, as of August 16, 2023, the underlying value of the transaction was calculated based on the sum of: (a) (i) 9,508,483 issued and outstanding shares of Chase Common Stock multiplied by (ii) the merger consideration of  $127.50 per share; plus (b) (i) 65,695 shares of Chase Common Stock subject to time-based vesting restricted stock awards multiplied by (ii) the merger consideration of $127.50 per share; plus (c) (i) 181,726 shares of Chase Common Stock issuable upon the exercise of options to purchase shares of Chase Common Stock outstanding multiplied by (ii) $41.29 per share (the difference between $127.50 per share and the weighted-average exercise price of such options of  $86.21 per share); plus (d) (i) 21,160 shares of Chase Common Stock subject to performance-based vesting restricted stock awards (assuming achievement of maximum level of performance)  multiplied by (ii) the merger consideration of  $127.50 per share. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00011020.